Exhibit 99.1

Steve Madden Completes Acquisition of Cejon

LONG ISLAND CITY, N.Y., May 26, 2011 (BUSINESS WIRE) — Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced that it has completed its acquisition of privately held Cejon, Inc., Cejon Accessories, Inc. and New East Designs, LLC (together, “Cejon”).  Cejon is a market-leading designer and marketer of cold weather accessories, fashion scarves, wraps and other trend accessories.

The acquisition was completed for $30 million in cash subject to a working capital adjustment plus certain earn-out provisions based on financial performance through June 30, 2016. The transaction is expected to be immediately accretive, contributing approximately $0.07 - $0.09 in diluted EPS in its first full year under Steve Madden ownership after giving effect to the Company’s recently announced 3-for-2 stock split.

Founded in 1991 by David Seeherman, Cejon markets accessories primarily under the Cejon brand name, private labels and the Steve Madden brand name.  Cejon has been a licensee of Steve Madden for cold weather and selected other fashion accessories since September 2006.  Cejon distributes products to department stores, national chains, mass merchants and specialty stores.  In 2010, net sales of Cejon totaled approximately $64 million (unaudited).

Edward Rosenfeld, Chairman and Chief Executive Officer of Steve Madden, commented, "The acquisition of Cejon enables us to further strengthen and expand our accessories platform.  Cejon is truly a market leader in cold weather and other fashion accessories, and we believe it’s a great complement to our existing accessories business, which is primarily focused on handbags and belts.  With its proven business model and substantial growth opportunities, Cejon is a great addition to our company.”

David Seeherman, Founder and Chief Executive Officer of Cejon, added, “We have had a long standing relationship with Steve Madden and are excited to begin working together in this new capacity.  I’m proud of what we have built at Cejon but am convinced that the best is yet to come.  I believe Cejon continues to have significant growth opportunity and am confident that Steve Madden is the ideal partner to help us reach our potential.”

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Stevies, Betsey Johnson, Betseyville, Report, Report Signature, R2 by Report and Big Buddha, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James, Superga, l.e.i. and GLO for footwear and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company's wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 87 retail stores (including the Company's three online stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance and bedding and bath products.

This press release contains forward looking statements as that term is defined in the federal securities laws. The events described in forward looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company's plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company's operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company's control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company's results include, but are not limited to, the risks and uncertainties related to the Company’s integration of Cejon as well as the risks and uncertainties discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. Any one or more of these uncertainties, risks and other influences could materially affect the Company's results of operations and whether forward looking statements made by the Company ultimately prove to be accurate. The Company's actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether from new information, future events or otherwise.

SOURCE: Steve Madden

Investor Relations:
ICR, Inc.
Jean Fontana
203-682-8200

http://www.icrinc.com